UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2010
ALION SCIENCE AND TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	333-89756	54-2061691

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard Suite 1300 McLean, VA	22102

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 918-4480
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Private Offering
On March 5, 2010, Alion Science and Technology Corporation (“Alion”, the “Company”) issued a press release announcing that it plans to issue units (the “Units”) consisting of $300 million aggregate principal amount of Senior Secured Notes due November 2014 (the “Notes”) and warrants (the “Warrants”) to purchase shares of Alion common stock. Alion expects the Units will include Senior Secured Notes issued at a discount to the face amount of the Notes and guaranteed by certain subsidiaries of Alion. Alion also proposes to enter contemporaneously with the issuance of the Units into a new $25 million revolving credit facility maturing August 2014 which will replace Alion’s existing revolver. Proceeds from the offering will be used to repay all amounts outstanding under the company’s first-lien credit facility, extinguish existing subordinated notes and warrants, and pay related transaction fees and expenses.
The Units, Notes, guarantees and Warrants, and common stock underlying the Warrants will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Units, Notes and Warrants will be offered in the United States to qualified institutional buyers in a private offering exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 144A and outside the United States pursuant to Regulation S.
A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.9, and it is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the press release is not complete, and it is qualified in its entirety by the complete text of the press release.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.9: Press Release dated March 5, 2010, relating to the launching of the private offering of the Secured Notes by Alion.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 5, 2010

ALION SCIENCE AND TECHNOLOGY CORPORATION

By: Name:	/s/ Joshua J. Izenberg Joshua J. Izenberg
Title:	Vice President, Associate General Counsel and
Assistant Secretary